Exhibit 99.1
SOUNDBITE COMMUNICATIONS REPORTS
THIRD QUARTER 2008 FINANCIAL RESULTS
Revenues of $10.6 Million; First Party Revenues Up 25% Year-over-Year
BEDFORD, Mass. — (November 5, 2008) — SoundBite Communications, Inc. (NASDAQ: SDBT) today announced its financial results for the third quarter of 2008. Third quarter revenues were $10.6 million, an increase of 5% from the same quarter in 2007. GAAP loss per share was $0.10 versus a loss per share of $0.44 in the same quarter of 2007.
“The 25% year over year growth experienced in first-party revenues demonstrated our further penetration in this market, where SoundBite’s hosted, multi-channel platform is being used for both collections and a growing number of proactive customer communications,” stated Peter Shields, president and CEO of SoundBite Communications. “Our third-party revenues, however, continued to be impacted by pricing pressure and a challenging economy, including a weakened consumer environment.”
Shields continued, “During the third quarter, we executed strategic plans aimed at growth in first party and the stabilization of third party. We completed a sales realignment in order to focus on our key vertical markets and deliver expertise in the consultative sales process we recently implemented. To support our efforts to stabilize the third party in the near term, in September we announced our Agent Portal product, which is designed to assist our third-party clients by increasing agent productivity and offering greater visibility into campaign activity and individual agent performance. In addition, we met our goal of converting to a 100% VoIP backbone to increase efficiencies and offer expanded services to our clients. We believe these activities, as well as remaining highly focused on our strategic vision, will position us well for future success.”
Quarterly Results
Gross margin for the third quarter of 2008 was 60.8% versus 64.1% in the third quarter of 2007. Operating expenses were $8.2 million in the third quarter of 2008 and as a percentage of revenues were 77.3% versus 62.9% in the year-earlier period. Included in the operating expenses for the third quarter of 2008 were $208,000 related to the impairment of goodwill and

$43,000 related to amortization of intangible assets associated with purchase price allocation from the Company’s acquisition of Mobile Collect.
Net loss under GAAP was $1.5 million for the third quarter of 2008 versus $277,000 in the third quarter of 2007. GAAP loss per share for the third quarter of 2008 was $0.10 versus $0.44 in the same quarter of 2007.
GAAP net loss in the third quarter of 2008 included stock-based compensation expense of $243,000, a charge of $208,000 resulting from the impairment of goodwill, and amortization of intangibles of $43,000. GAAP net loss in the third quarter of 2007 included charges of $435,000 related to vacating an operating lease, $389,000 related to the revaluation of warrants, and stock based compensation of $89,000. (See the attached table for a breakdown of stock-based compensation expense by operating statement line item.)
In the fourth quarter of 2008, SoundBite restructured its organization to align its operating costs with short term revenue expectations. These actions affected 16 personnel, or approximately 10% of its organization. As a result of this workforce reduction, the Company expects annual operating expenses for 2009 will approximately reflect the reduced operating expense run rate of the fourth quarter of 2008. The headcount reduction affected most areas of the company except for engineering and network operations. SoundBite does not believe that this action will have an impact on product development or customer satisfaction.
Other Highlights of the Quarter
•	Released Agent Portal: a new feature designed to reduce hold time and increase agent productivity.
•	Completed the migration of its Intelligent Communications Platform to 100% Voice over Internet Protocol (VoIP), in order to help provide clients with reliable, scalable outbound and inbound communications worldwide.
Fourth Quarter 2008 Guidance
For the fourth quarter of 2008, SoundBite currently projects GAAP revenues in the range of $10.1 million to $11.1 million and gross margin in the range of 59% to 61%. The projection for pro forma operating loss is in the range of $1.1 million to $1.9 million. Excluded from the pro forma operating loss projection are stock based compensation of approximately $250,000 and amortization of intangibles of $43,000. GAAP interest income is projected to be approximately $195,000. The basic weighted average share count is expected to be 15.5 million for the fourth quarter of 2008. SoundBite expects GAAP capital expenditures to be approximately $450,000 and depreciation expense to be approximately $740,000.

Webcast and Teleconference Information
The company will host a conference call today at 5:00 p.m. ET to discuss its financial results. A live and archived webcast of the event will be available at http://ir.soundbite.com/events.cfm. A live dial-in is available domestically at 877-718-5107 and internationally at 719-325-4798. A replay of the call will be available two hours after the live call until 11:59 p.m. ET on November 19, 2008 and can be accessed by dialing 888-203-1112 for domestic callers and 719-457-0820 for international callers and entering passcode 6340693.
About SoundBite Communications
SoundBite Communications provides on-demand, integrated multi-channel communications solutions that enable clients to achieve superior business results. Building on its foundation as a leading provider of automated voice messaging services, SoundBite offers integrated voice, text and email messaging solutions that help clients deliver the right message, to the right customer, using the right channel, at the right time. Organizations in industries such as collections, financial services, retail, telecom and media, and utilities rely on the SoundBite Intelligent Communications Platform to send over a billion messages annually for collections, customer care, and sales and marketing applications. For more information, visit http://www.SoundBite.com.
Forward-Looking Statement
This is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained in this press release, including statements made in the third paragraph of this press release and statements under “Fourth Quarter 2008 Guidance” are based upon SoundBite’s historical performance and its current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by SoundBite, its management or any other person that the future plans, estimates or expectations contemplated by SoundBite will be achieved. These forward-looking statements represent SoundBite’s expectations as of the date of this press release. Subsequent events may cause these expectations to change, and SoundBite disclaims any obligation to update the forward-looking statements in the future. Matters subject to forward-looking statements involve known and unknown risks and uncertainties, including: slower than anticipated development of the market for automated voice messaging services; defects in SoundBite’s platform, disruptions in its service or errors in its execution; discontinued or decreased use of SoundBite’s service by its clients, which are not subject to minimum purchase requirements for any reason, including market conditions and regulatory developments; and the occurrence of events adversely affecting the collection agencies industry or in-house collection departments, which account for a significant portion of SoundBite’s revenues. These and other factors, including the factors set forth under the caption “Item 1A. Risk Factors” in SoundBite’s most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission, could cause SoundBite’s performance or achievements to be materially different from those expressed or implied by the forward-looking statements.
SoundBite is a registered service mark of SoundBite Communications, Inc.

IR Contact:
Lynn Ricci
SoundBite Communications
781-897-2696
lricci@SoundBite.com
Media Contact:
Marie Ruzzo
SoundBite Communications
781-897-2632
mruzzo@SoundBite.com

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SOUNDBITE COMMUNICATIONS, INC.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues	$10,613	$10,067	$32,556	$28,166
Cost of revenues (1)	4,155	3,619	12,555	10,479

Gross profit	6,458	6,448	20,001	17,687

Operating expenses:
Research and development (1)	1,283	883	3,834	2,758
Sales and marketing (1)	4,659	3,754	13,500	10,609
General and administrative (1)	2,050	1,700	7,969	4,052
Impairment of goodwill	208	—	208	—

Total operating expenses	8,200	6,337	25,511	17,419

Operating income (loss)	(1,742)	111	(5,510)	268
Other income (expense):
Interest income	233	57	798	192
Interest expense	—	(56)	—	(201)
Gain on litigation settlement	—	—	4,600	—
Warrant charge for change in fair value	—	(389)	—	(947)

Total other income (expense), net	233	(388)	5,398	(956)

Net loss	(1,509)	(277)	(112)	(688)
Accretion of preferred stock	—	(11)	—	(33)

Net loss attributable to common stockholders	$(1,509)	$(288)	$(112)	$(721)

Net loss per common share attributable to common stockholders:
Basic and diluted	$(0.10)	$(0.44)	$(0.01)	$(1.13)

Weighted average common shares outstanding:
Basic and diluted	15,439,546	657,155	15,328,768	638,987
(1) Amounts include stock-based compensation expense, as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Cost of revenues	$11	$1	$22	$3
Research and development	25	5	60	12
Sales and marketing	108	35	276	83
General and administrative	99	48	240	122

	$243	$89	$598	$220

SOUNDBITE COMMUNICATIONS, INC.
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share amounts)

	September 30,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$38,317	$35,674
Accounts receivable, net of allowance for doubtful accounts of $193 and $176 at September 30, 2008 and December 31, 2007, respectively	6,603	7,261
Prepaid expenses and other current assets	1,000	1,309

Total current assets	45,920	44,244

Property and equipment, net	4,872	6,096
Intangible assets, net	249	—
Other assets	41	149

Total assets	$51,082	$50,489

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,142	$457
Accrued expenses	3,201	3,867

Total liabilities	4,343	4,324

Stockholders’ equity:
Common stock, $0.001 par value — 75,000,000 shares authorized; 15,676,942 shares issued and 15,481,557 shares outstanding at September 30, 2008; 15,420,888 shares issued and 15,225,503 shares outstanding at December 31, 2007	16	15
Additional paid-in capital	66,426	65,720
Treasury stock, at cost —195,385 shares at September 30, 2008 and December 31, 2007	(132)	(132)
Accumulated other comprehensive income (loss)	(17)	4
Accumulated deficit	(19,554)	(19,442)

Total stockholders’ equity	46,739	46,165

Total liabilities and stockholders’ equity	$51,082	$50,489

SOUNDBITE COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Nine Months Ended
	September 30,
	2008	2007
Cash flows from operating activities:
Net loss	$(112)	$(688)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of property and equipment	2,582	2,055
Amortization of intangible assets	101	—
Provision for doubtful accounts	17	101
Change in carrying value of preferred stock warrant liability	—	947
Stock-based compensation	598	220
Impairment of goodwill	208	—
(Gain) loss on disposal of equipment	(15)	132
Change in operating assets and liabilities, net of effect of acquisition:
Accounts receivable	691	(820)
Prepaid expenses and other current assets	309	(2,744)
Other assets	108	—
Accounts payable	762	1,947
Accrued expenses	(666)	909

Net cash provided by operating activities	4,583	2,059

Cash flows from investing activities:
Proceeds received from sale of equipment	21	—
Acquisition of business	(611)	—
Purchases of property and equipment	(1,442)	(2,837)

Net cash used in investing activities	(2,032)	(2,837)

Cash flows from financing activities:
Proceeds from equipment and bank line of credit	—	2,345
Repayments of equipment and bank line of credit	—	(3,546)
Proceeds from exercise of stock options	109	16

Net cash provided by (used in) financing activities	109	(1,185)

Effect of exchange rate changes on cash and cash equivalents	(17)	—

Net increase (decrease) in cash and cash equivalents	2,643	(1,963)
Cash and cash equivalents, beginning of period	35,674	7,251

Cash and cash equivalents, end of period	$38,317	$5,288

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$—	$213

Supplemental disclosure of non-cash investing and financing activities:
Accretion of redeemable convertible preferred stock	$—	$33

Property and equipment, included in accounts payable	$5	$1,058